Exhibit 10.16

On May 23, 2016, Hewlett Packard Enterprise Company (the “Company”) approved the following items in respect of its equity compensation program:

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For all unvested, outstanding equity held by Company employees (including the Named Executive Officers (“NEOs”) but excluding the Chief Executive Officer (the “CEO”)) as of May 24, 2016, the vesting of such equity was modified to occur on the earlier of:

◦	The normally scheduled vesting date provided for in the applicable grant agreement;

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The termination of an employee’s employment with the Company as a direct result of an announced sale, divestiture or spin-off of a subsidiary, division or other business unit of the Company (a “Corporate Transaction”);

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The termination of the employee’s employment by the Company without Cause (as defined in the Company’s Severance and Long-Term Incentive Change in Control Plan for Executive Officers Effective November 1, 2015 (the “SPEO”)); or

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Subject to the treatment of Performance Contingent Stock Options (“PCSOs”) discussed below, June 1, 2018 or such earlier date as determined by the CEO in consultation with the Human Resources and Compensation Committee (“HRC”) of the Board of Directors of the Company (the “Board”).

•	For all unvested, outstanding equity held by the CEO as of May 24, 2016, the vesting of that equity was modified to occur on the earliest of:

o	The normally scheduled vesting date provided for in the applicable grant agreement;

o	Her retirement from the Company on a date reasonably determined by the CEO and the Board; or

o	The involuntary termination of her employment by the Company without Cause (as defined in the SPEO).
In the event of the CEO’s retirement or termination without Cause outlined above, Non-Qualified Stock Options (“NQSOs”) and PCSOs shall vest without regard to whether the share price component or other performance-based requirements of the award have been met, and shall be exercisable within one year following such retirement or termination of employment (or such longer period as may be provided in the applicable award agreement).
Upon the CEO’s retirement or the involuntary termination of her employment by the Company without Cause (as defined in the SPEO), awards made to the CEO after May 24, 2016 will vest pursuant to the Company’s then-current retirement rules for equity.

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With regard to the PCSOs granted to all NEOs in December 2014, the share price component for all tranches was changed to $24.94 per share or higher for a period of 20 consecutive days occurring on or before December 10, 2017.

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With regard to the NQSOs and PCSOs granted to all NEOs other than the CEO, the terms were modified to provide that, upon (i) the earlier of (x) an involuntary termination of the NEO’s employment with the Company directly resulting from a Corporate Transaction or (y) termination of employment by the Company without Cause (as defined in the SPEO) , such awards will vest in full without regard to whether the share price component or other performance based requirements of the award have been met; and (ii) upon June 1, 2018, or such earlier date as determined by the CEO in consultation with the HRC, outstanding NQSOs and, to the extent the share price component has been satisfied, PCSOs, shall vest in full. Such options shall also be exercisable for one year following termination of employment (or such longer period as may be provided in the applicable award agreement).

•	With respect to the Performance Adjusted Restricted Stock Units granted to all NEOs and outstanding as of May 24, 2016, the terms were modified such that they:

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Converted into time-vesting RSUs on November 30, 2016, based on the Company’s Fiscal Year 2016 ROIC (Return on Invested Capital) and Relative TSR (Total Shareholder Return) performance, to the extent outstanding on such date;

◦	Vest in accordance with the vesting schedule applicable to all equity outstanding as of May 24, 2016 (as described above); and

◦	Paid at target ROIC and target relative TSR if they vested before October 31, 2016.
The HRC authorized the officers of the Company to take all actions as necessary or desirable in connection with the foregoing amendments, including, but not limited to, administering the equity awards and implementing the amendments thereto in a manner consistent with applicable laws, including tax provisions such as Section 409A of the Internal Revenue Code and any applicable foreign tax provisions.